Exhibit 3.5

AVENUE EXCHANGE CORP.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, President and Chief Executive Officer, hereby certifies that:

Section 1.      He is the President and Chief Executive Officer, of Avenue Exchange Corp., a Delaware corporation (the "Corporation").

Section 2. The Corporation is authorized to issue 50,000,001 shares of preferred stock; and

Section 3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, provides for a class of its authorized stock known as preferred stock, comprised of 50,000,001 shares, $0.000001 par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to determine, by resolutions or resolution adopted prior to the issuance of any shares thereof, the number of shares constituting any a series of preferred stock and the designations, powers, preferences, limitations, and relative or other rights thereof, including but not limited to dividend rights, dividend rate, rights and terms of redemption, liquidation preferences, conversion rights, voting rights and any other preferences of such series, to the full extent permitted by Delaware law; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the powers, preferences, rights, qualifications, limitations and restrictions and other matters relating to a series of the preferred stock, which shall consist of 50,000,001 shares of the preferred stock which the corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday, any day which shalt be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Common Stock" means the Corporation's common stock, par value $0.000001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

"Holder" means a holder of the Preferred Stock.

"Junior Securities" means the Common Stock, and all other securities of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in liquidation preference.

"Liquidation" shall have the meaning set forth in Section 5.

"New York Courts" shall have the meaning set forth in Section 8(d).

"Notice of Conversion" shall have the meaning set forth in Section 6(a).

"Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Person" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof

"Preferred Stock" shall have the meaning set forth in Section 2.

"Share Delivery Date" shall have the meaning set forth in Section 6(b)(i).

"Trading Day" means a day on which the Common Stock is traded on the principal Trading Market.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink Sheets.

Section 2. Designation. Amount and Par Value. The series of preferred stock shall be designated as "Series B Preferred Stock" (the "Preferred Stock") and the number of shares so designated shall be fifty million (50,000,000) shares authorized at S0.000001 par value per share.

Section 3. Dividends. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

Section 4. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to S1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the 'Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

Section 5. Conversion And Anti-Dilution.

(a)     Each share of Series B Preferred Stock shall be convertible, at any time, or from time to time, into one share of the Corporation's common stock, par value $0.000l per share (the "Common Stock"), subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder's intention to convert the shares of Series B Stock, together with the holder's stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b)     Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c)     The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting conversions of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion gall outstanding shares of the Series B Preferred Stock not converted. For purposes of this Section, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series B Preferred Stock shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

(d)     Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the 1:1 ratio established in Section 11,4(a) prior to the reverse split. Shares of Series B Preferred Stock, however, would participate in forward splits, and may not be diluted by a reverse split following a forward split.

Section 6. Voting Rights. Each share of Series B Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company.

Section 7. Price.

(a)     The initial price of each share of Series B Preferred Stock shall be $2.00.

(b)     The price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

The effective date shall be November 4th, 2009.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 29th day of October 2009.

/s/ Mark Astrom
Name: Mark Astrom
Title: President and Chief Executive Officer